Exhibit (a)(1)(vii)

Amended Offer to Purchase for Cash

by

of

Up to $531,250,000 Aggregate Principal Amount

of its Outstanding

1.00% Convertible Senior Notes due September 15, 2009

at a Purchase Price as Determined Herein

Per $1,000 Principal Amount of Notes

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON FRIDAY, SEPTEMBER 12, 2008, UNLESS THE OFFER IS EXTENDED.

Cypress Semiconductor Corporation, a Delaware corporation (the “Company,” “we” or “us”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), up to $531,250,000 aggregate principal amount of our outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”) at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price”) equal to the lesser of:

•

the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in this Offer to Purchase) of our common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) an amount specified in the table below in the row entitled “premium” and (iii) accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the date of purchase; and

•	$1,600.00;

provided, however, that if more than $531,250,000 aggregate principal amount of Notes (the “Maximum Offered Principal Amount”) are validly tendered and not properly withdrawn, we will purchase Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the Notes validly tendered and not properly withdrawn and, provided further, that (x) if the Ten Day VWAP is greater than $37.50 then the Purchase Price shall be $1,600 or (y) if the Ten Day VWAP is less than $17.00, the Purchase Price shall be $1,000. The actual amount of cash per Note you will receive if you participate in the Offer will be fixed after 5:00 p.m., New York City time, on Wednesday, September 10, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Thursday, September 11, 2008.

The amount specified in the table below in the row entitled “premium” is the amount that will be used in the calculation of the Purchase Price described in the above formula. For illustrative purposes only, and not for purposes of determining the Purchase Price, the amounts specified in the table below in the rows entitled “parity,” “interest” and “purchase price” are meant to show approximations of the amount a holder can expect to receive at various Ten Day VWAP prices per $1,000 principal amount of Notes validly tendered and not properly withdrawn in the Offer. Actual values will differ due to rounding of the amounts in the table.

For Illustrative Purposes Only, Except Premium

10 Day Avg VWAP(1):	Below $17	$17	$18	$19	$20	$21	$22	$23	$24	$25	$26	$27
Parity(2):	—	$711	$753	$795	$837	$879	$921	$962	$1,004	$1,046	$1,088	$1,130
Premium(3):	—	$301	$273	$247	$223	$201	$182	$163	$147	$132	$118	$106
Interest(4):	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Purchase Price(5):	$1,000	$1,013	$1,027	$1,043	$1,062	$1,082	$1,104	$1,127	$1,153	$1,180	$1,208	$1,238

10 Day Avg VWAP(1):	$28	$29	$30	$31	$32	$33	$34	$35	$36	$37	$37.50	Above $37.50
Parity(2):	$1,172	$1,213	$1,255	$1,297	$1,339	$1,381	$1,423	$1,464	$1,506	$1,548	$1,569	—
Premium(3):	$95	$85	$76	$68	$61	$54	$49	$44	$40	$36	$31	—
Interest(4):	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Purchase Price(5):	$1,269	$1,300	$1,333	$1,367	$1,400	$1,435	$1,472	$1,508	$1,546	$1,584	$1,600	$1,600

(1)	Represents the arithmetic average of the daily volume weighted average price (as described in this Offer to Purchase) of our common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008.
(2)	Represents an approximation of the conversion value of each $1,000 principal amount of Notes based upon the current conversion rate of 41.841 shares per $1,000 principal amount of Notes and the hypothetical Ten Day VWAP.
(3)	The premium payable in respect of each $1,000 principal amount of Notes, subject to the paragraph following this table.
(4)	Represents the accrued and unpaid interest of approximately $0.08 to be paid in respect of each $1,000 principal amount of Notes from September 15, 2008 to, but excluding, September 18, 2008, which is the anticipated date of purchase.
(5)	Represents an approximation of the total Purchase Price for each $1,000 principal amount of Notes.

The exact Ten Day VWAP may not be set forth on the table, in which case:

•

if the Ten Day VWAP is between two prices on the table, the “premium” for purposes of the calculation of the Purchase Price will be determined by a straight-line interpolation between the higher and lower amounts reflected in the row entitled “premium;” and

•	if the Ten Day VWAP is in excess of $37.50 per share, the Purchase Price will be $1,600 per $1,000 principal amount of Notes; and

•	if the Ten Day VWAP is less than $17.00 per share, the Purchase Price will be $1,000 per $1,000 principal amount of Notes.

Only Notes validly tendered and not properly withdrawn on or prior to the Expiration Date will be purchased in the Offer.

As of August 25, 2008, the $531,250,000 aggregate principal amount of our Notes that we are offering to purchase pursuant to the Offer represents approximately 88.5% of the total aggregate outstanding principal amount of the Notes.

In the event that the amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined herein) exceeds the Maximum Offered Principal Amount, the Company will accept for payment the Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the Notes validly tendered and not properly withdrawn. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes from Holders in a principal amount other than an integral multiple of $1,000.

The settlement of the Offer will occur after September 15, 2008, which is the next scheduled interest payment date for the Notes. Therefore, all holders of record of the Notes as of the record date on September 1, 2008 will receive the regularly scheduled interest payment on September 15, 2008. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from September 15, 2008 to, but excluding, the date of purchase as part of the Purchase Price.

Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

We reserve the right, in our sole discretion, to purchase Notes in aggregate principal amount in excess of the Maximum Offered Principal Amount and to increase the maximum Purchase Price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $12.0 million aggregate principal amount as of August 25, 2008) without amending or extending the Offer. See Section 3, “Terms of the Offer” and Section 4, “Amendment; Extension; Waiver; Termination.”

The CUSIP numbers for the Notes are: 232806 AJ 8 and 232806 AK 5.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM PRINCIPAL AMOUNT OF NOTES. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10, “CONDITIONS OF THE OFFER.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, CREDIT SUISSE SECURITIES (USA) LLC, THE DEALER MANAGER FOR THIS OFFER (THE “DEALER MANAGER”), GEORGESON INC., THE INFORMATION AGENT FOR THIS OFFER (THE “INFORMATION AGENT”), OR U.S. BANK NATIONAL ASSOCIATION, THE DEPOSITARY FOR THIS OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 1, “PURPOSE OF THE OFFER; CERTAIN INFORMATION ABOUT THE COMPANY.”

The Dealer Manager for the Offer is:

August 26, 2008

EXPLANATORY NOTE

This Amended Offer to Purchase amends and supplements in full the Offer to Purchase dated August 14, 2008. The only changes in this Amended Offer to Purchase as compared to the Offer to Purchase dated August 14, 2008 are (i) to reflect the inclusion of a total cap on the aggregate principal amount of Notes we will purchase in the Offer, set at $531,250,000, (ii) to reflect the increase in the amount of the second bullet point of the Purchase Price formula such that the maximum Purchase Price paid per $1,000 principal amount of Notes is increased from $1,400 to $1,600, (iii) to extend the table on the cover, including the row entitled “premium” which is used in the calculation of the Purchase Price described in the formula on the cover page, to include Ten Day VWAP amounts over $32.00 in order to reflect the effects of the increased maximum Purchase Price on the actual Purchase Price payable to Note holders, (iv) to reflect the changes previously made to the Offer to Purchase dated August 14, 2008 by Amendment No. 1 to Schedule TO filed with the SEC on August 20, 2008, (v) to reflect changes made to the pro forma financial statements as a result of (i) through (iv) above, (vi) to incorporate by reference the Company’s current report on Form 8-K, filed with the SEC on August 22, 2008, (vii) to update the description and timing of the Proposed SunPower Spin-Off, (viii) to reflect the elimination of the Maximum Aggregate Purchase Price and (ix) other ancillary changes, including updates to the market prices of our and SunPower’s common stock.

IMPORTANT

Any Holder desiring to tender Notes in the Offer must (i) in the case of a beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender such Holder’s Notes; (ii) in the case of a Holder whose Notes are held in book-entry form, follow the procedures set forth in Section 6, “Procedures for Tendering Notes;” or (iii) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes and any other required documents, to the Depositary. Only registered Holders of Notes are entitled to tender such Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes so registered. See Section 6, “Procedures for Tendering Notes.”

All tenders of Notes must be made before the Offer expires at 5:00 p.m., New York City time, on Friday, September 12, 2008 (unless the Offer is extended).

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6, “Procedures for Tendering Notes.”

The Depositary and The Depository Trust Company (“DTC”) have confirmed that the Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer their Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Depositary. Holders desiring to tender their Notes on or prior to the Expiration Date should note that such Holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6, “Procedures for Tendering Notes.”

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal,

i

transfer taxes on the purchase of Notes by the Company in the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Information Agent and the Depositary in connection with the Offer.

NEITHER WE NOR THE DEALER MANAGER HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR OR ITS BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES IN THE OFFER. NEITHER WE NOR THE DEALER MANAGER HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

We are not making the Offer to, and will not accept any tendered Notes from, Holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Holders in any such jurisdiction. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in the affairs of the Company or any subsidiaries of the Company since the date hereof.

This Offer to Purchase and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

You may contact the Information Agent, the Dealer Manager or your broker, bank or other nominee for assistance in connection with this Offer or to request additional copies of the Offer documents. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

AVAILABLE INFORMATION

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	The Company’s annual report on Form 10-K for the fiscal year ended December 30, 2007, filed with the SEC on March 3, 2008;

•	The Company’s quarterly reports on Form 10-Q for the fiscal quarters ended March 30, 2008 and June 29, 2008, filed with the SEC on May 9, 2008 and August 8, 2008, respectively; and

•

The Company’s current reports on Form 8-K, filed with the SEC on January 22, 2008, February 7, 2008, February 22, 2008, February 25, 2008, March 28, 2008, April 2, 2008, July 2, 2008, July 17, 2008, August 4, 2008, August 7, 2008, August 14, 2008, August 20, 2008 and August 22, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting the Company at 198 Champion Court, San Jose, California 95134, telephone: (408) 943-2600, Attention: Chief Financial Officer. The Company will provide copies of the documents incorporated by reference, without charge, upon written or oral request.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business. Words such as “expects,” “anticipates,” “intends,” “targets,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words, and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to:

•	statements as to our ability to develop and bring to market new programmable and proprietary products;

•	our plan to proceed with the Proposed SunPower Spin-Off;

•	our plan to proceed with the remainder of the Stock Sale;

•	our plan to proceed with the Simtek Transaction;

•	our plan to proceed with the RSU Exchange;

•	our plan to proceed with the Hedge Unwind;

•	our plan to effect the Stock Option and RSU Adjustments in connection with the Proposed SunPower Spin-Off;

•	the rate of customer acceptance of our products and our ability to break into new markets and applications with our programmable products;

•	our ability to increase the size of our customer base;

•	our solution-based interaction with our customers;

•	the general economy and its impact on the markets we serve;

•	the changing environment and/or cycles of the semiconductor and solar power industries;

•	the successful integration and achievement of the objectives of acquired businesses;

•	competitive pricing;

•	our ability to efficiently manage our manufacturing facilities and successfully transition to flexible manufacturing that leverages our internal and third-party foundries;

•	the availability of raw materials, such as polysilicon, used in the manufacture of SunPower’s products;

•	the financial and operational performance of our subsidiaries;

•	the adequacy of cash and working capital;

•	risks related to investing in development stage companies;

•	risks related to investing our cash;

•	our ability to manage our interest rate and exchange rate exposure; and

•	our expectations regarding our pending litigation and investigations and outstanding warranty liability.

Please refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2008 and June 29, 2008 for further information on these and other risk factors affecting the Company.

These forward-looking statements speak only as of the date on which they are made, and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Offer to Purchase. If we do update or modify one or more forward-looking statements, you should not conclude that we will make additional updates or modifications with respect thereto or with respect to other forward-looking statements, except as required by law.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the related Letter of Transmittal. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer.

Who is offering to purchase my Notes?

Cypress Semiconductor Corporation, the issuer of the 1.00% Convertible Senior Notes due September 15, 2009, is offering to purchase the Notes.

What is the purpose of the Offer?

We are making the Offer in order to reduce the amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is appropriate for our business to operate within our current and projected industry environment, particularly in the event that we consummate our proposed payment of a special dividend (the “Spin Dividend”) of most or all of the shares of Class B common stock we hold of SunPower Corporation (we call this transaction the “Proposed SunPower Spin-Off”) to holders of our common stock. We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time, and that subsequent to the Offer we will have sufficient cash to meet our near-term operating requirements. See Section 1, “Purpose of the Offer; Certain Information About the Company.”

What principal amount of the total issue of Notes is being purchased?

We are offering to purchase for cash up to $531,250,000 aggregate principal amount of our outstanding Notes (representing approximately 88.5% of the aggregate outstanding principal amount of the Notes as of August 25, 2008), or such lesser amount of Notes as are validly tendered and not properly withdrawn. If the amount of Notes validity tendered and not properly withdrawn exceeds the Maximum Offered Principal Amount, we will accept for payment the Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the Notes validly tendered and not properly withdrawn. See Section 3, “Terms of the Offer.”

In accordance with the rules of the SEC, we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $12.0 million aggregate principal amount as of August 25, 2008) without amending or extending the Offer.

What will be the purchase price for my Notes?

We are offering to purchase the Notes for cash at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price) equal to the lesser of:

•

the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in this Offer to Purchase) of our common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) an amount specified in the table on the cover page in the row entitled “premium” and (iii) accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the date of purchase; and

•	$1,600.00;

provided, however, that if more than $531,250,000 aggregate principal amount of Notes (the “Maximum Offered Principal Amount”) are validly tendered and not properly withdrawn, we will purchase Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the Notes validly tendered and not properly withdrawn, and, provided further, that (x) if the Ten Day VWAP is greater than $37.50, then the Purchase Price shall be $1,600 or (y) if the Ten Day VWAP is less than $17.00, then the Purchase Price shall be $1,000. The actual amount of cash per Note you will receive if you participate in the Offer will be fixed after 5:00 p.m., New York City time, on Wednesday, September 10, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Thursday, September 11, 2008. See Section 3, “Terms of the Offer.”

Your right to receive the above consideration in the Offer is subject to all of the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

When will I know the amount of cash I will receive if I participate in the Offer?

We will calculate the applicable amount of cash you will receive per Note validly tendered and not properly withdrawn and accepted by us and will announce the Purchase Price prior to the opening of trading on Thursday, September 11, 2008. You can also obtain relevant information with respect to the Purchase Price for this Offer on a daily basis during the offer period as well as the final Purchase Price, after its determination on Wednesday, September 10, 2008, by calling the Information Agent or the Dealer Manager at their respective toll-free numbers provided on the back cover of this Offer to Purchase.

What if not enough Notes are tendered?

The Offer is not conditioned on any minimum number of Notes being tendered. If less than the Maximum Offered Principal Amount that we are seeking to purchase is validly tendered, all Notes tendered will be accepted. See Section 3, “Terms of the Offer” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

What if more Notes are tendered than the Maximum Offered Principal Amount?

In the event that the amount of Notes validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) exceeds the Maximum Offered Principal Amount, then the Company will accept for payment the Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes from Holders in a principal amount other than an integral multiple of $1,000. Notes not purchased in the Offer will be returned to tendering Holders of Notes at our expense promptly after the expiration of the Offer. See Section 3, “Terms of the Offer” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

When does this Offer expire?

The Offer expires at 5:00 p.m., New York City time, on Friday, September 12, 2008, unless the Offer is extended. We refer to this date in the Offer as the “Expiration Date,” unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. If a broker, dealer, commercial bank, trust company or other nominee holds your Notes, such nominee may have an earlier deadline for accepting the Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Notes to determine its deadline.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes, we can extend or amend the Offer in our sole discretion prior to the Expiration Date. If we extend the Offer, we will delay the acceptance of any Notes that have been tendered. See Section 4, “Amendment; Extension; Waiver; Termination.” We can terminate the Offer under certain circumstances. See Section 10, “Conditions of the Offer.”

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment to the Business Wire. See Section 4, “Amendment; Extension; Waiver; Termination.”

When will I get paid?

Payments will be made promptly following the Expiration Date of the Offer. We currently anticipate that the settlement of the Offer will occur on or promptly after September 18, 2008. See Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

Will I receive accrued and unpaid interest in the Offer?

Yes. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from September 15, 2008 to, but excluding, the date of purchase as part of the Purchase Price. The settlement of the Offer will occur after September 15, 2008, which is the next scheduled interest payment date for the Notes. Therefore, all holders of record of the Notes as of the record date on September 1, 2008 will receive the regularly scheduled interest payment on September 15, 2008, regardless of whether such holders tender their Notes in connection with the Offer.

How will you pay for my Notes?

We will use our cash and cash equivalents to pay for the Notes purchased in the Offer, including all or a portion of the cash proceeds that we receive from the sale of up to 3,000,000 shares of SunPower’s Class B Common Stock that we currently hold. On August 18, 2008, we sold 2,500,000 of such shares pursuant to Rule 144 of the Securities Act, with proceeds of $222 million. The sale closed on August 21, 2008. See Section 9, “Source and Amount of Funds.”

If the Offer is consummated and I do not validly tender any or all of my Notes in the Offer or if I participate in the Offer but not all of my Notes are purchased, how will my rights and obligations under my remaining outstanding Notes be affected?

If you do not tender any or all of your Notes pursuant to the Offer or if fewer than all of the Notes you tender are purchased, you will continue to receive interest payments at an annual rate of 1.00%. Interest payments are made on March 15 and September 15 of each year to the holders of record on the preceding March 1 and September 1, respectively, through September 15, 2009 or until such earlier time as the Notes are converted into common stock by you or repurchased by us. You will continue to have the right to convert your Notes into our common stock in accordance with their original terms set forth in the Indenture (defined below).

Additionally, if you do not validly tender all of your Notes pursuant to the Offer and the Proposed SunPower Spin-Off occurs, you will have the following rights under the terms of that certain Indenture, dated as of March 13, 2007 (the “Indenture”), among the Company and U.S. Bank National Association, as trustee, filed as an exhibit to the Company’s Form S-3 filed with the SEC on May 17, 2007, governing the Notes with respect to the Notes not validly tendered:

•	as the Proposed SunPower Spin-Off will be deemed to be a Fundamental Change (as that term is defined in the Indenture):

•

you will have the right, at your option and subject to the terms and conditions of the Indenture, to require us to repurchase some or all of your Notes for cash at a purchase price equal to 100% of the principal amount of Notes being repurchased, plus accrued and unpaid interest, to, but excluding, the repurchase date; or

•

the Notes will be convertible at your option at the conversion rate of 41.841 shares of our common stock per $1,000 principal amount of Notes, and if you elect to convert your Notes in connection with the Proposed SunPower Spin-Off (which is a “Make-Whole Fundamental Change” under the Indenture) in the time period set forth in the Indenture, then the conversion rate of the Notes being converted shall be increased by an additional number of shares of our Common Stock (the “Make-Whole Shares”), in addition to the consideration otherwise payable upon conversion of the Notes, in accordance with the Indenture pursuant to the table in Section 2 of this Offer to Purchase; and

•	the conversion rate with respect to the Notes will be adjusted in accordance with the terms of the Spin-Off adjustment in Section 7.05(c) of the Indenture.

If you elect to convert your Notes in connection with a Make-Whole Fundamental Change in the time period set forth in the Indenture, the Make-Whole Shares that you will receive upon settlement of such conversion, will be determined on an as-adjusted basis to give effect to the Spin-Off adjustment contemplated in Section 7.05(c) of the Indenture.

If you do not surrender your Notes in the Offer, you will not be entitled to receive any cash in connection with the Offer. If, however, you participate in the Offer, you will receive the consideration described above in “—What will be the purchase price for my Notes?”

What other rights will I lose if I tender my Notes in the Offer?

If you validly surrender your Notes and we accept them in the Offer, you would lose the rights of a holder of Notes. For example, you would lose the right to receive semi-annual interest payments after the September 15, 2008 interest payment and the payment of principal at maturity, as well as the rights described in the immediately preceding question. You would also lose your rights as a creditor of the Company.

May I tender only a portion of the Notes that I hold?

Yes. You do not have to tender all of your Notes to participate in the Offer. However, you may only surrender Notes in integral multiples of US$1,000 principal amount of the Notes.

What do you intend to do with the Notes that are tendered in the Offer?

Notes accepted in the Offer will be cancelled.

Are there any conditions of the Offer?

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Our obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction or waiver (to the extent permitted by law), prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer.”

How do I tender my Notes?

The manner in which you may validly tender your Notes will depend on the manner in which you hold such Notes:

•

if your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee effect the tender of those Notes that you wish to tender in the Offer;

•	in the case of a Holder whose Notes are held in book-entry form, follow the procedures set forth in Section 6, “Procedures for Tendering Notes;” or

•

if you hold physical certificates evidencing Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Notes being tendered and any other required documents, to the Depositary.

A Holder who desires to tender Notes and whose certificates for such Notes are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Notes by following the procedure for guaranteed delivery set forth in Section 6, “Procedures for Tendering Notes.”

Only registered Holders of Notes are entitled to tender such Notes. A beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes in the Offer. See Section 6, “Procedures for Tendering Notes” and Section 8, “Acceptance of Notes for Payment; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Notes?

Tenders of Notes may be withdrawn at any time prior to the Expiration Date. In general, you need only notify the Depositary for the Offer prior to the Expiration Date, in writing (unless such Notes were tendered by book-entry transfer), of your intention to withdraw Notes previously tendered. You may also withdraw your Notes at any time after 5:00 p.m., on Thursday, October 9, 2008, if we have not yet accepted for payment the Notes that you have tendered in the Offer.

Some Holders may have special requirements for withdrawal of Notes tendered, so please read the procedures detailed in Section 7, “Withdrawal of Tenders” in this Offer to Purchase. No consideration shall be payable in respect of Notes so withdrawn.

What if I do not want to tender my Notes?

If you do not desire to tender your Notes, you do not need to take any action. Notes not tendered and purchased pursuant to the Offer will remain outstanding. As a result of the consummation of the Offer, the aggregate principal amount of Notes that remain outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Offer. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. See Section 5, “Certain Significant Considerations.”

Has the Board of Directors approved the Offer?

Yes, our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes.

Are there U.S. federal income tax implications if I tender my Notes?

The receipt of cash for Notes pursuant to the Offer will generally be a taxable transaction for U.S. federal income tax purposes. You are urged to consult your own tax advisors as to the specific tax consequences to you of the Offer. See Section 11, “Certain U.S. Federal Income Tax Considerations.”

How will fluctuations in the trading price of our common shares affect the consideration offered to holders of Notes?

Our common shares are traded on the New York Stock Exchange under the symbol “CY.” The last reported sale price of our common stock on August 25, 2008 was $30.98 per share. At present, the Notes are convertible at a conversion rate of 41.841 shares per $1,000 principal amount of Notes, subject to adjustment, which is equivalent to a conversion price of approximately $23.90 per share.

We are offering to purchase the Notes for cash at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price”) equal to the lesser of:

•

the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in this Offer to Purchase) of our common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) an amount specified in the table on the cover page of this document in the row entitled “premium” and (iii) accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the date of purchase; and

•	$1,600.00;

provided, however, that (x) if the Ten Day VWAP is greater than $37.50, then the Purchase Price shall be $1,600 or (y) if the Ten Day VWAP is less than $17.00, then the Purchase Price shall be $1,000.

The actual amount of cash you will receive if you participate in the Offer will be fixed after 5:00 p.m., New York City time, on Wednesday, September 10, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Thursday, September 11, 2008.

If the market price of our common stock declines during the period in which we are calculating the Purchase Price, you may receive less cash in the Offer. The amount of cash you would receive in the Offer may be higher if the trading price of our common stock increases during the period in which we are calculating the Purchase Price.

The trading price of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

How will the Offer affect the trading market for the Notes that are not exchanged?

The Notes are not listed on any national securities exchange and there is no established trading market for these Notes. If a sufficiently large number of Notes do not remain outstanding after the Offer, the trading market for the remaining outstanding Notes may become even less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Notes. In such an event, your ability to sell your Notes not tendered in the Offer may be impaired.

Who is the Dealer Manager?

Credit Suisse Securities (USA) LLC is serving as the Dealer Manager in connection with the Offer. The address and toll-free number for the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who is the Depositary?

U.S. Bank National Association is serving as Depositary in connection with the Offer. The addresses and telephone numbers for the Depositary are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

Who is the Information Agent?

Georgeson Inc. is serving as Information Agent in connection with the Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase. See Section 14, “The Dealer Manager, Depositary and Information Agent.”

THE OFFER

1.    Purpose of the Offer; Certain Information About the Company.

Purpose of the Offer. We are making the Offer in order to reduce the amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is appropriate for our business to operate within our current and projected industry environment, particularly in the event that we consummate our proposed payment of a special dividend (the “Spin Dividend”) of most or all of the shares of Class B common stock we hold of SunPower Corporation (we call this transaction the “Proposed SunPower Spin-Off”) to holders of our common stock. We also believe that purchasing the Notes in the Offer is an effective use of our cash resources at this time, and that subsequent to the Offer we will have sufficient cash to meet our near-term operating requirements. Other than the Proposed SunPower Spin-Off, as well as the Simtek Transaction, Stock Option and RSU Adjustments, Employee Loan Program, Stock Sale, Hedge Unwind and RSU Exchange described in Section 12 below, we have no commitments or plans to consummate any acquisition or other extraordinary transaction (other than the Offer) at this time. Any Notes that the Company accepts for payment will be cancelled. We will use our cash and cash equivalents to pay for the Notes purchased in the Offer, including all or a portion of the cash proceeds that we have received or will receive from the Stock Sale. See Section 3, “Terms of the Offer” and Section 12, “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.”

Certain Information About the Company. We deliver high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and system value. Our offerings include the Programmable System-on-Chip™ (“PSoC®”) products, universal serial bus, or USB, controllers, general-purpose programmable clocks and memories. We also offer wired and wireless connectivity solutions that enhance connectivity and performance in multimedia handsets and other systems. We serve numerous markets including consumer, computation, data communications, automotive and industrial.

In addition, we are a majority shareholder of SunPower Corporation, or SunPower, a publicly traded solar products and services company which designs, manufactures and markets high-performance solar electric power technologies. As of June 29, 2008, we held 44.5 million shares of SunPower’s Class B common stock, representing approximately 55% of SunPower’s outstanding capital stock, 52% of SunPower’s outstanding capital stock on a fully diluted basis and 90% on a voting rights basis. Please refer to SunPower’s Annual Report on Form 10-K for the year ended December 30, 2007 for a complete review and discussion of SunPower’s business, operations, financial condition and results of operations. The contents of SunPower’s Annual Report on Form 10-K are expressly not incorporated by reference herein.

We were incorporated in California in December 1982. The initial public offering of our common stock took place in May 1986, at which time our common stock commenced trading on the Nasdaq National Market. In February 1987, we were reincorporated in Delaware and in October 1988, we began listing our common stock on the New York Stock Exchange under the symbol “CY.” Our corporate headquarters are located at 198 Champion Court, San Jose, California 95134, and our main telephone number is (408) 943-2600. We maintain a website at www.cypress.com. The contents of our website are not incorporated into, or otherwise to be regarded as part of, this Offer to Purchase.

Additional information about the Company’s business can be found in its periodic filings with the SEC, including its annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K. See “Available Information” and “Incorporation of Documents by Reference.”

2.    Description of the Notes.

The following description of the Notes and any other descriptions of the Notes contained in this Offer to Purchase are qualified in their entirety by reference to the Indenture.

The Notes were issued pursuant to the Indenture. The terms of the Notes are as stated in the Indenture and as made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

The Notes were issued on March 13, 2007 in an original principal amount of $600,000,000. As of August 14, 2008, $599,994,000 aggregate principal amount of the Notes remained outstanding. The Notes are due on September 15, 2009 and bear interest at a rate of 1.00% per annum, payable on March 15th and September 15th of each year.

The Notes are convertible, under certain circumstances, into shares of our common stock, par value $0.01 per share (“Common Stock”), at a conversion rate of 41.841 shares of Common Stock per $1,000 principal amount of Notes. This is equivalent to a conversion price of approximately $23.90 per share. The Notes are convertible during specified times if (a) our stock trades above 130% of the conversion price for 20 out of 30 consecutive trading days during any calendar quarter, (b) the Notes trade at an amount less than or equal to 98% of the as-converted value of the Notes for five consecutive trading days, (c) in the event of certain specified corporate transactions, or (d) after June 15, 2009. The Notes are initially convertible, subject to certain conditions, into cash up to the lesser of the principal amount of the Notes or the conversion value. If the conversion value of the Notes is greater than $1,000, then the excess conversion value will be convertible into cash, common stock or a combination of cash and common stock, at our election.

Additionally, you will have the following rights under the Indenture as a result of the Proposed SunPower Spin-Off:

•	as the Proposed SunPower Spin-Off will be deemed to be a Fundamental Change (as that term is defined in the Indenture):

•

you will have the right, at your option and subject to the terms and conditions of the Indenture, to require us to repurchase some or all of your Notes for cash at a purchase price equal to 100% of the principal amount of Notes being repurchased, plus accrued and unpaid interest, to, but excluding, the repurchase date; or

•

the Notes will be convertible at your option at the conversion rate of 41.841 shares of our common stock per $1,000 principal amount of Notes, and if you elect to convert your Notes in connection with the Proposed SunPower Spin-Off (which is a “Make-Whole Fundamental Change” under the Indenture) in the time period set forth in the Indenture, then the conversion rate of the Notes being converted shall be increased by an additional number of shares of our Common Stock (the “Make-Whole Shares”), in addition to the consideration otherwise payable upon conversion of the Notes, in accordance with the Indenture pursuant to the table below; and

•	the conversion rate with respect to the Notes will be adjusted in accordance with the terms of the Spin-Off adjustment in Section 7.05(c) of the Indenture.

If you elect to convert your Notes in connection with a Make-Whole Fundamental Change in the time period set forth in the Indenture, the Make-Whole Shares that you will receive upon settlement of such conversion, will be determined on an as-adjusted basis to give effect to the Spin-Off adjustment contemplated in Section 7.05(c) of the Indenture.

The following table sets forth the stock price, effective date and the increase in the conversion rate, expressed as a number of additional shares of our common stock to be received per $1,000 principal amount of notes, upon a conversion in connection with a Make-Whole Fundamental Change.

	Effective Date
Stock Price	March 15, 2008	September 15, 2008	March 15, 2009	September 15, 2009
$18.89	11.10	11.10	11.10	11.10
$20.00	8.91	8.55	8.12	8.16
$22.00	6.26	5.69	4.89	3.62
$24.00	4.39	3.74	2.78	0.00
$26.00	3.09	2.43	1.50	0.00
$28.00	2.18	1.57	0.77	0.00
$30.00	1.55	1.02	0.37	0.00
$32.00	1.11	0.66	0.16	0.00
$34.00	0.80	0.43	0.06	0.00
$36.00	0.59	0.29	0.02	0.00
$38.00	0.44	0.20	0.00	0.00
$40.00	0.34	0.14	0.00	0.00
$45.00	0.19	0.07	0.00	0.00
$50.00	0.12	0.05	0.00	0.00
$55.00	0.08	0.04	0.00	0.00
$60.00	0.06	0.03	0.00	0.00

The exact stock price and effective date may not be set forth on the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the earlier and later effective dates based on a 365-day year, as applicable;

•	if the stock price is in excess of $60.00 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made; and

•	if the stock price is less than $18.89 per share (subject to adjustment in the same manner as the stock price), no increase in the conversion rate will be made.

We have filed a shelf registration statement with the SEC covering the resale of the Notes and the common stock issuable upon conversion of the Notes. The registration statement was automatically declared effective on May 17, 2007. The Notes are unsecured obligations and are our general, unsubordinated unsecured obligations.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged by the Offer. No amendment to the Indenture is being sought in connection with the Offer.

3.    Terms of the Offer.

Offer and Purchase Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is amended or extended, the terms and conditions of any amendment or extension), we are offering to purchase for cash up to $531,250,000 aggregate principal amount of our outstanding Notes at a price expressed in U.S. dollars per $1,000 principal amount of Notes (the “Purchase Price”) equal to the lesser of:

•

the sum of (i) the product (rounded to the nearest cent) of 41.841 (which is the current conversion rate of the Notes) and the arithmetic average of the daily volume-weighted average price (as described in this Offer to Purchase) of our common stock for the ten trading days from and including Wednesday, August 27, 2008 to and including Wednesday, September 10, 2008 (the “Ten Day VWAP”), (ii) an amount specified in the table on the cover page of this document in the row entitled “premium” and (iii) accrued and unpaid interest from September 15, 2008 to, but excluding, the date of purchase; and

•	$1,600.00;

provided, however, that if more than $531,250,000 aggregate principal amount (the “Maximum Offered Principal Amount”) are validly tendered and not properly withdrawn, we will purchase Notes that are validly tendered and not properly withdrawn on a pro rata basis from among the Notes validly tendered and not properly withdrawn, and, provided further, that (x) if the Ten Day VWAP is greater than $37.50, then the Purchase Price shall be $1,600 or (y) if the Ten Day VWAP is less than $17.00, then the Purchase Price shall be $1,000. The actual amount of cash per Note you will receive if you participate in the Offer will be fixed after 5:00 p.m., New York City time, on Wednesday, September 10, 2008, on the basis of the pricing formula set forth above, and announced prior to the opening of trading on Thursday, September 11, 2008.

For purposes of this calculation “daily volume-weighted average price” means, for each of the ten trading days during the calculation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CY<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one shares of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily volume-weighted average price will exclude after hours trading or any other trading outside of the regular trading session trading hours.

We will calculate the applicable amount of cash you will receive per Note validly tendered and not properly withdrawn and accepted by us if you tender your Notes in the Offer and will announce the Purchase Price prior to the opening of trading on Thursday, September 11, 2008. You can also obtain relevant information with respect to the Purchase Price for this Offer on a daily basis during the offer period as well as the final Purchase Price, after its determination on Wednesday, September 10, 2008, by calling the Information Agent or the Dealer Manager at their respective toll-free numbers provided on the back cover of this Offer to Purchase.

The CUSIP numbers for the Notes are: 232806 AJ 8 and 232806 AK 5.

Notes not purchased in the Offer will be returned to the tendering Holders at our expense promptly after the expiration of the Offer.

As of August 25, 2008, the $531,250,000 aggregate principal amount of our Notes that we are offering to purchase pursuant to the Offer represents approximately 88.5% of the total aggregate outstanding principal amount of the Notes. The aggregate principal amount of Notes outstanding as of August 25, 2008 was $599,994,000.

The settlement of the Offer will occur after September 15, 2008, which is the next scheduled interest payment date for the Notes. Therefore, all holders of record of the Notes as of the record date on September 1, 2008 will receive the regularly scheduled interest payment on September 15, 2008, regardless of whether such holders tender their Notes in connection with the Offer. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from September 15, 2008 to, but excluding, the date of purchase as part of the Purchase Price.

Proration. In the event that the amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date (as defined herein) exceeds the Maximum Offered Principal Amount, then the Company will accept for payment such Notes that are validly tendered and not properly withdrawn on a pro rata basis from among such tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes from Holders in a principal amount other than an integral multiple of $1,000.

Any principal amount of Notes tendered but not purchased pursuant to the Offer, including Notes not purchased because of proration, will be returned to the tendering Holders at the Company’s expense promptly following the earlier of the Expiration Date or the date on which the Offer is terminated.

In the event that proration of tendered Notes is required, the Company or the Depositary will determine the final proration factor promptly after the Expiration Date. The Company will announce the preliminary results of the proration by press release promptly after the Expiration Date. Holders may obtain such preliminary proration information from either the Information Agent or the Dealer Manager. Exchange Act Rule 14e-1(c) requires that the Company pay the consideration offered or return the Notes deposited pursuant to the Offer promptly after the termination or withdrawal of the Offer.

Conditions. The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. The Company’s obligation to accept for payment, and to pay for, Notes validly tendered pursuant to the Offer is, however, conditioned upon the satisfaction, prior to the Expiration Date, of the conditions set forth in Section 10, “Conditions of the Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, the Company reserves the right (but will not be obligated) to (a) extend or otherwise amend the Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Depositary and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, purchase Notes validly tendered pursuant to that Offer.

Expiration of the Offer. The Offer will expire at 5:00 p.m., New York City time, on Friday, September 12, 2008, unless extended by the Company.

We expressly reserve the right, in our sole discretion, to purchase Notes in aggregate principal amount in excess of the Maximum Offered Principal Amount and to increase the maximum Purchase Price, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of Notes not to exceed 2% of the aggregate principal amount outstanding (approximately $12.0 million aggregate principal amount as of August 25, 2008) without amending or extending the Offer. However, if we purchase an additional amount of Notes in excess of 2% of the aggregate principal amount outstanding, we will amend and extend the Offer in compliance with applicable law. See Section 4, “Amendment; Extension; Waiver; Termination.”

4.    Amendment; Extension; Waiver; Termination.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Expiration Date, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Offer” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer; (b) extend the Offer; or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described under Section 10, “Conditions of the Offer.” Irrespective of any amendment to the Offer, all Notes previously tendered pursuant to the Offer and not accepted for purchase or validly withdrawn will remain subject to the Offer and may be accepted thereafter for payment by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is increased or decreased, the Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to Holders of Notes subject to the Offer, by press release or otherwise.

If we purchase an additional amount of Notes not to exceed 2% of the outstanding principal amount of our Notes (approximately $12.0 million aggregate principal amount as of August 25, 2008), pursuant to Exchange Act Rule 13e-4(f)(1)(ii), this will not be deemed a material change to the terms of the Offer, and we will not be required to amend or extend the Offer.

Any extension, amendment or termination of the Offer by the Company will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Business Wire or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for payment of (whether before or after any Notes have been accepted for payment pursuant to the Offer), or the payment for, Notes subject to the Offer is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Notes may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay payment for Notes which we have accepted for payment pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror pay the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

5.    Certain Significant Considerations.

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder of Notes before deciding whether to tender Notes pursuant to the Offer.

Position of the Company Concerning the Offer. Our Board of Directors has approved the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or as to the purchase price or purchase prices at which you may choose to tender your Notes. Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Notes and, if so, the aggregate principal amount of Notes to tender and the purchase price or purchase prices at which your Notes should be tendered. In doing so, you should consult your own investment and tax advisors and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

Cancellation of Indebtedness Income to the Company. The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income for U.S. federal income tax purposes to the Company to the extent that the cash paid is less than the adjusted issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased. Although we cannot provide any assurances in this regard, we currently expect that some portion of any cancellation of indebtedness income will be offset by operating losses incurred during the current taxable year and by net operating losses incurred in prior years and carried forward to the current taxable year. If these deductions are not available in the amount that we expect, however, we may incur substantial U.S. federal income tax liabilities.

In addition, we may be subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with the purchase of the Notes, because only a portion of our net operating losses will be deductible in calculating our alternative minimum tax liability. We may also be subject to state and local tax liability in connection with the purchase of the Notes.

Limited Trading Market; Effects of the Offer on the Market for Notes. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are only available on a limited basis upon request. To the extent that Notes are tendered and accepted for purchase pursuant to the Offer, the trading market for Notes that remain outstanding is likely to be even more limited. A debt security with a smaller outstanding principal amount available for trading, or “float,” may command a lower price than a comparable debt security with a larger float. Therefore, the market price for Notes that are not tendered and accepted for purchase pursuant to the Offer may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Offer reduces the float. A reduced float may also increase the volatility of the trading prices of Notes that are not purchased in the Offer. To the extent that a market continues to exist for such Notes, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for debt instruments with similar credit features, the performance of the Company and other factors. The extent of the market for the Notes and the availability of market quotations will depend upon the number of Holders of the Notes remaining at such time, the interest in maintaining a market in the Notes on the part of securities firms and other factors. There is no assurance that an active market in the Notes will exist and no assurance as to the prices at which the Notes may trade after the consummation of the Offer.

Conditions to the Consummation of the Offer and Related Risks. Each of the conditions of the Offer is described in more detail in Section 10, “Conditions of the Offer.” There can be no assurance that such conditions will be met, or that in the event the Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Offer. Notes not tendered and purchased in the Offer will remain outstanding. The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought in connection with the Offer.

The Company does not intend to purchase or otherwise provide any similar opportunity for the Holders of Notes to gain liquidity with respect to Notes not tendered in the Offer, either through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. There can be no assurance that the Holders of Notes will have any further opportunity to gain liquidity with respect to the Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Notes, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

Notwithstanding the foregoing paragraph, because the Proposed SunPower Spin-Off will be deemed to be a Fundamental Change under the Indenture, (i) you will have the right, at your option and subject to the terms and conditions of the Indenture, to require us to repurchase some or all of your Notes for cash at a purchase price equal to 100% of the principal amount of Notes being repurchased, plus accrued and unpaid interest, to, but excluding, the repurchase date, and (ii) the Notes will be convertible at your option at the conversion rate of 41.841 shares of our common stock per $1,000 principal amount of Notes and, if you elect to convert your Notes in connection with the Proposed SunPower Spin-Off (which is a “Make-Whole Fundamental Change” under the Indenture) in the time period set forth in the Indenture, then the conversion rate of the Notes being converted shall be increased by an additional number of shares of our Common Stock (the “Make-Whole Shares”) in accordance with the Indenture pursuant to the table in Section 2 of this Offer to Purchase, in addition to the consideration otherwise payable upon conversion of the Notes. If you elect to convert your Notes in connection with a Make-Whole Fundamental Change, the Make-Whole Shares that you will receive upon settlement of such conversion will be determined on an as-adjusted basis to give effect to the Spin-Off adjustment contemplated in Section 7.05(c) of the Indenture.

We may not be able to pay our debt and other obligations. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Notes outstanding after the consummation of this Offer or our other obligations, we will be in default under the terms thereof, which will permit the Holders of the Notes to accelerate the maturity of the Notes and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Notes if payment of the Notes were to be accelerated following the occurrence of an Event of Default (as defined in the Indenture).

6.    Procedures for Tendering Notes.

Proper Tender of Notes. For Notes to be validly tendered pursuant to the Offer, the certificates evidencing such Notes (or confirmation of receipt of such Notes pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Friday, September 12, 2008 by the Depositary at its address set forth on the back cover of this Offer to Purchase. The tender of Notes pursuant to the Offer (and subsequent acceptance of such tender by the Company) pursuant to one of the procedures set forth below will constitute a binding agreement between the tendering Holder and the Company with respect to the Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

Tender of Notes Held Through DTC. The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer by causing DTC to transfer Notes to the Depositary in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Depositary. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Depositary in order to validly tender their Notes.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Notes which are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date. Tenders not received by the Depositary on or prior to the Expiration Date will be disregarded and deemed not validly tendered.

Tender of Notes Held in Physical Form. To validly tender Notes held in physical form pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, along with the certificates representing such Notes and any other documents required by the

Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to 5:00 p.m., New York City time, on Friday, September 12, 2008.

Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes pursuant to the Offer should contact such registered Holder promptly and instruct such Holder to tender Notes and deliver the Letter of Transmittal on such beneficial owner’s behalf. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes.

If a beneficial owner wishes to tender Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Notes, either make appropriate arrangements to register ownership of the Notes in such beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), the Company may, at its option, reject such tender. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

Signature Guarantees. No signature guarantee is required if the Notes tendered are tendered and delivered (a) by a registered holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed any of the boxes entitled “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on this Letter of Transmittal accompanying the tendered Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes with respect to Notes so registered. See Instruction 1 of the Letter of Transmittal.

Book-Entry Transfer. The Depositary will establish and maintain an account with respect to the Notes at DTC (the “Book-Entry Transfer Facility”) promptly after the date of this Offer to Purchase (to the extent such arrangements have not been made previously by the Depositary), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of Notes into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility procedures does not constitute delivery to the Depositary.

Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes pursuant to the Offer, but the certificates representing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary at (800) 934-6802 regarding the procedures for obtaining replacement certificates for such Notes.

Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Offer and (a) certificates representing such Notes are not immediately available, (b) time will not permit such Holder’s Letter of Transmittal, Notes certificates and any other required documents to reach the Depositary on or prior to the Expiration Date, or (c) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Expiration Date, such Holder may nevertheless tender such Notes with the effect that such tender will be deemed to have been received on or prior to the Expiration Date if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is accepted by the Company is received by the Depositary on or prior to the Expiration Date as provided below; and (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary’s account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery must be delivered to the Depositary by hand, mail, overnight courier or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Effect of the Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for Notes tendered thereby, by executing and delivering a Letter of Transmittal (or, in the case of a book-entry transfer, by the transmission of an Agent’s Message), a tendering Holder of Notes (a) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, waives any and all other rights with respect to such Notes (including without limitation, any existing or past defaults and their consequences in respect of the Notes and the Indenture under which the Notes were issued) and releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes, to convert the Notes into cash or cash and shares of common stock, to participate in any defeasance of the Notes or to be entitled to any of the benefits under the Indenture, and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (ii) present such Notes for transfer on the security register for the Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have the rights to, or control over, funds from the Company, except as agent of the Company, for the Purchase Price for any Notes tendered pursuant to the Offer that are purchased by the Company), all in accordance with the terms of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or if the acceptance of or payment for such Notes may, based on the advice of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive or amend any condition to the Offer that it is legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. In the event that a condition is waived with respect to any particular Holder, the same condition will be waived with respect to all Holders. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Compliance with “Short Tendering” Rule. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Notes being tendered and (b) will cause such Notes to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Notes in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty that (a) such Holder has a net long position in the Notes being tendered pursuant to the Offer within the meaning of Exchange Act Rule 14e-4 and (b) the tender of such Notes complies with Rule 14e-4. Our acceptance for payment of the Notes tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offer.

Letters of Transmittal and Notes must be sent to the Depositary. Letters of Transmittal and Notes sent to the Company, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and will not be deemed validly tendered by the Holder thereof.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to the Expiration Date. No alternative, conditional or contingent tenders of Notes will be accepted.

7.    Withdrawal of Tenders.

A tender of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment by the Company pursuant to the Offer, may be withdrawn at any time after 5:00 p.m., New York City time, on Thursday, October 9, 2008, but no consideration shall be payable in respect of Notes so withdrawn. Except as otherwise provided in this Offer to Purchase, tenders of Notes pursuant to the Offer are irrevocable.

After the Expiration Date, if, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after the Company’s acceptance for payment of Notes) or the Company is unable to accept for payment or pay for the Notes tendered pursuant to the Offer, the Company may (without prejudice to its rights set forth herein) instruct the Depositary to retain tendered Notes, and such Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of Notes tendered pursuant to the Offer to be effective, a written notice of withdrawal or revocation must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (a) specify the name of the person who tendered the Notes to be withdrawn, (b) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes, and (c) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Depositary that the Holder withdrawing the tender has succeeded to the beneficial ownership of the Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written notice of such withdrawal even if physical release is not effected.

Any permitted withdrawal of tendered Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Notes,” at any time on or prior to the Expiration Date.

Any Notes that have been tendered pursuant to the Offer but that are not purchased will be returned to the Holder thereof at the Company’s expense promptly following the earlier to occur of the Expiration Date or the date on which the Offer is terminated without any Notes being purchased thereunder.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding).

None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.    Acceptance of Notes for Payment; Accrual of Interest.

Acceptance of Notes for Payment. Upon the terms and subject to the conditions of the Offer (including if such Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, on or prior to the Expiration Date, the Company will accept for payment, and thereby purchase, all Notes validly tendered and not properly withdrawn pursuant to the Offer (subject to the proration provisions forth herein).

In the event that the amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date exceeds the Maximum Offered Principal Amount, then the Company will accept for payment such Notes that are validly tendered and not properly withdrawn on a pro rata basis from among such validly tendered Notes. In all cases, the Company will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

The Company will be deemed to have accepted for payment pursuant to the Offer and thereby have purchased, validly tendered Notes that are subject to the Offer, if, as and when the Company gives written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Offer. In all cases, payment for Notes purchased pursuant to the Offer will be made by deposit of the Purchase Price for the tendered Notes with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

The Company expressly reserves the right, in its sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance for payment of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See Section 10, “Conditions of the Offer.” In all cases, payment by the Depositary to Holders of Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Offer is terminated or withdrawn, or the Notes subject to the Offer are not accepted for payment, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, including Notes not purchased because of proration, or because certificates are submitted evidencing more Notes than are tendered in the Offer, the Notes not purchased will be returned at the Company’s expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered), unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Date or termination of the Offer.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Notes by the Company pursuant to the Offer. Holders who tender their Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

Accrual of Interest. The settlement of the Offer will occur after September 15, 2008, which is the next scheduled interest payment date for the Notes. Therefore, all holders of record of the Notes as of the record date on September 1, 2008 will receive the regularly scheduled interest payment on September 15, 2008. Holders whose Notes are accepted in the Offer will receive accrued and unpaid interest for such Notes from September 15, 2008 to, but excluding, the date of purchase as part of the Purchase Price.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

9.    Source and Amount of Funds.

The maximum amount of funds required by the Company to purchase the Notes, exclusive of expenses, pursuant to the Offer is estimated to be $850 million. The Company expects to fund its purchase of Notes hereunder from its cash and cash equivalents, including all or a portion of any cash proceeds that the Company receives from the Stock Sale. On August 18, 2008, we sold 2,500,000 shares of SunPower common stock pursuant to Rule 144 of the Securities Act, with proceeds of $222 million. The sale closed on August 21, 2008. See Section 1, “Purpose of the Offer; Certain Information About the Company.”

10.    Conditions of the Offer.

The Offer is not conditioned on any minimum principal amount of Notes being tendered in the Offer. Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer prior to the Expiration Date of the Offer, the Company shall not be required to accept for purchase or pay for Notes validly tendered pursuant to the Offer and may amend or extend the Offer or delay or refrain from accepting for purchase, or paying for, any such Notes, in each event, subject to Exchange Act Rule 14e-1(c), and may terminate the Offer if, in our reasonable judgment, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Notes in the Offer:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Notes pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to repurchase some or all of the Notes pursuant to the Offer;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the market price for our Common Stock or in the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 13, 2008, the last trading day prior to commencement of the Offer shall have occurred;

•	the commencement of a war, armed hostilities or other international or national calamity on or after August 14, 2008, including, but not limited to an act of terrorism;

•	any material escalation of any war or armed hostilities which had commenced prior to August 14, 2008;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Notes or in the Company’s Common Stock; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our shares of Common Stock, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•

a tender or exchange offer for any or all shares of SunPower Corporation’s common stock, or any merger, acquisition, business combination or other similar transaction with or involving SunPower Corporation or any subsidiary, has been proposed, announced or made by any person, other than by us, or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 14, 2008); or

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 14, 2008, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of our outstanding Common Stock;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of Common Stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion.

The foregoing conditions are for our sole benefit, and the failure of any such condition to be satisfied prior to the Expiration Date may be asserted by us regardless of the circumstances giving rise to any such failure and any such failure may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in its sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or prior to the expiration of the Offer.

11.    Certain U.S. Federal Income Tax Considerations.

This section is a discussion of certain U.S. federal income tax considerations relating to the tender of Notes to the Company pursuant to the Offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the tender of Notes to the Company pursuant to the Offer. The summary generally applies only to beneficial owners of Notes that hold Notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, as amended, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding Notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell Notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE TENDER OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of Notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a Note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a Note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the tender of Notes to the Company pursuant to the Offer.

Sale of the Notes. A U.S. holder generally will recognize gain or loss upon the exchange of a Note for cash pursuant to the Offer equal to the difference between the cash received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the Note. The U.S. holder’s tax basis in the Note will generally equal the amount the holder paid for the Note (increased by the amount of market discount, if any, previously included in income, and decreased (but not below zero) by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income, subject to the exceptions described under “—Amortizable Bond Premium” below. Subject to the market discount rules described below, the gain or loss recognized by the U.S. holder on the disposition of the Note will be long-term capital gain or loss if the holder held the Note for more than one year, or short-term capital gain or loss if the holder held the Note for one year or less, at the time of the sale. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Market Discount. If a U.S. holder acquired a Note other than in connection with its original issue at a price less than its principal amount, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference was less than a de minimis amount. Under the market discount rules, a U.S. holder is required to treat any gain on the sale of a Note as ordinary income to the extent of the accrued market discount that has not been included previously in income. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period, unless the U.S. holder has elected to determine the amount of accrued market discount allocable to any accrual period under a constant yield method. A U.S. holder also may have elected to include market discount in income currently as it accrued, in which case the U.S. Holder’s tax basis in the Notes would have been increased by the amount of market discount included in income.

Amortizable Bond Premium. If a U.S. holder purchased a Note at a price that exceeded the principal amount of the Note, the amount of such excess is referred to as “bond premium” for U.S. federal income tax purposes. Pursuant to an election, bond premium may be amortized against interest payable on the Note based on a constant yield to maturity, except to the extent that the bond premium is attributable to the conversion feature of the Note. Any amortized bond premium would have reduced the U.S. holder’s tax basis in the Note.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Sale of the Notes. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the exchange of a Note for cash pursuant to the Offer (other than with respect to payments attributable to accrued interest, which will be taxed as described below “—Non-U.S. Holders—Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business”;

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of sale and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (“FIRPTA”) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale of Notes by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the Notes disposed of), a “U.S. real property holding corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, have not been at any time in past five years and will not become in the future, a USRPHC.

Interest. Payments of interest to a non-U.S. holder are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the Notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder). See the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty, and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the Note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Income or Gains Effectively Connected with a U.S. Trade or Business. The preceding discussion of the U.S. federal income and withholding tax considerations of the exchange of a Note for cash pursuant to the Offer by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the Notes or gain from the sale of the Notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by timely providing a properly executed IRS Form W-8ECI or appropriate substitute form to the Depositary. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest to U.S. holders of Notes generally will be subject to information reporting, and will be subject to backup withholding, unless the U.S. holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of Notes generally will be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on Notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of Notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of Notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

12.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes.

As of July 31, 2008, there were 151,587,961 shares of our common stock issued and outstanding.

As of July 31, 2008 (based on Schedule 13G information filed as of earlier dates, see the stock ownership table below), FMR LLC, Janus Capital Management LLC, Eminence Capital, LLC and Mason Capital Management LLC are the only beneficial owners known to the Company to hold more than 5% of our common stock, and collectively beneficially own shares representing approximately 41.7% of the total number of outstanding shares.

	As of July 31, 2008
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Shares(3)
5% Stockholders:
FMR LLC(4) 82 Devonshire Street Boston, Massachusetts 02109	24,742,150	16.3%

Janus Capital Management LLC(5) 151 Detroit Street Denver, Colorado 80206	22,133,901	14.6%

Eminence Capital, LLC(6) 65 East 55th Street 25th Floor, New York, NY 10022	8,201,607	5.4%

Mason Capital Management LLC(7) 110 East 59th Street New York, New York 10022	8,170,483	5.4%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.
(2)	Except as otherwise noted, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.
(3)	Calculated based on total shares outstanding (not including treasury shares) as of July 31, 2008 (151,587,961 shares).
(4)	Based on the most recent Schedule 13G (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase.
(5)	Based on the most recent Schedule 13G (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase. Janus Capital Management LLC has sole dispositive and voting power as to 21,405,690 shares, which includes 8,175,485 shares beneficially owned by Janus Orion Fund, a managed portfolio to which Janus Capital Management LLC provides investment advice.
(6)	Based on the most recent Schedule 13G (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase. Eminence Capital, LLC may be deemed to share voting and dispositive power of 4,522,157 of these shares with Eminence GP, LLC.
(7)	Based on the most recent Schedule 13G (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase.

As of July 31, 2008, our directors and executive officers as a group (17 persons) beneficially owned an aggregate of 5,383,332 shares, representing approximately 3.55% of the total number of outstanding shares as of July 31, 2008 (151,587,961 shares). As of July 31, 2008, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors and current named executive officers were as appears in the second and third columns of the table below. Unless otherwise indicated, the address of each stockholder listed in the table below is c/o Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

	As of July 31, 2008
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Shares(3)
Directors and Executive Officers:
T.J. Rodgers(4)	3,528,259	2.33%
W. Steve Albrecht(5)	70,890	*
Eric A. Benhamou(6)	98,127	*
Lloyd Carney(7)	29,581	*
James R. Long(8)	91,380	*
J. Daniel McCranie(9)	11,513	*
Evert van de Ven(10)	91,861	*
Brad W. Buss(11)	187,072	*
Ahmad R. Chatila(12)	72,230	*
Paul D. Keswick(13)	307,256	*
Christopher A. Seams(14)	527,988	*

All directors and executive officers as a group (17 persons)(15)	5,383,332	3.55%

*	Less than 1% of the outstanding common stock.
(1)	Based upon 151,587,961 shares of Cypress common stock outstanding as of July 31, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Cypress common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of July 31, 2008 and all shares of restricted stock on July 31, 2008, are deemed outstanding. In addition, such shares (other than restricted stock) are not deemed outstanding for the purpose of computing the percentage ownership of any other person other than all directors and executive officers as a group.
(2)	Subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.
(3)	Calculated based on total shares of Cypress common stock outstanding (not including treasury shares) as of July 31, 2008 (151,587,961 shares).
(4)	Includes 2,858,947 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(5)	Includes 57,990 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(6)	Includes 96,127 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(7)	Includes 22,581 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(8)	Includes 65,080 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(9)	Includes 8,274 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(10)	Includes 84,861 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(11)	Includes 122,266 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(12)	Includes 29,542 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(13)	Includes 254,000 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(14)	Includes 476,083 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.
(15)	Includes 4,308,261 shares issuable pursuant to stock options exercisable within 60 days of July 31, 2008.

To the knowledge of the Company:

•	neither the Company, nor any of our executive officers, directors, subsidiaries or other affiliates, has any beneficial interest in the Notes;

•	none of the officers or directors of the subsidiaries of the Company has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates have engaged in any transactions in the Notes.

The Proposed SunPower Spin-Off.

On July 17, 2008, we announced that our Board of Directors has authorized management to proceed with a proposed payment of a special dividend (the “Spin Dividend”) of most or all of the shares of Class B common stock we hold of SunPower Corporation (we call this transaction the “Proposed SunPower Spin-Off”) to holders of our common stock, with the objective of having the transaction completed by the end of 2008, or sooner if possible. On August 1, 2008, our Board of Directors held a meeting at which it provided management with authorization to take certain steps in anticipation of the Proposed SunPower Spin-Off, including the Stock Sale (as defined below), the Stock Option and RSU Adjustments (as defined below), the Employee Loan Program (as defined below), the RSU Exchange (as defined below) and the Offer. We have also received a favorable ruling from the Internal Revenue Service with respect to certain tax issues arising under Section 355 of the Internal Revenue Code in connection with the Proposed SunPower Spin-Off. In addition, on August 11, 2008 we received a private ruling from the California Franchise Tax Board confirming that, based on certain factual representations made by us, the Proposed SunPower Spin-Off would qualify as a tax-free distribution to us and our stockholders for California income tax purposes.

On August 21, 2008, our Board of Directors met and established a committee of the Board of Directors authorized to approve the distribution of the Spin Dividend to holders of our common stock. The committee was also authorized to establish the record date and payment date for such distribution. The committee is expected to establish the record date and distribution date following the conclusion of the SEC’s review of SunPower’s preliminary information statement on Schedule 14C, which was filed with the SEC on August 12, 2008. Assuming a timely resolution of the SEC’s comments to SunPower’s information statement and final approval by the committee, the record date is currently anticipated to occur in September 2008 and the distribution date is currently anticipated to occur in the first half of October 2008 or earlier, if practicable. This anticipated timing reflects current expectations only and may be modified.

Our Board of Directors has not definitively determined to effect such a distribution and has not established a record date for the distribution to our stockholders of a dividend of SunPower shares. The Proposed SunPower Spin-Off is subject to our completion of a number of actions and the satisfaction of certain conditions, including final approval by our Board of Directors, and no assurance can be given that the Proposed SunPower Spin-Off will be completed. In addition, no assurance can be given as to the number of shares which may be distributed, the costs or effects on us and/or SunPower of effecting a spin-off, or the impact of the Proposed SunPower Spin-Off on trading prices for our and/or the SunPower common stock or our employee equity plans and convertible debt. In addition, our Board of Directors may reconsider the proposed distribution under certain circumstances, including if a significant change in the trading price of either our or SunPower’s common stock were to occur. Any decision not to pursue the Proposed SunPower Spin-Off could adversely affect the trading price for our common stock.

Equity awards and shares reserved for issuance to our directors and employees under our 1994 and 1999 Stock Plans (together the “Plans”) will be adjusted in connection with the Proposed SunPower Spin-Off. Additionally, the conversion rate on any Notes that remain outstanding will be adjusted as discussed in Section 2, “Description of the Notes” above. The magnitude of these adjustments will depend upon many factors which are not currently known, including the relative trading prices of our common stock before and after the Proposed

SunPower Spin-Off and the number of equity awards and amount of Notes outstanding at the time of the Proposed SunPower Spin-Off. However, we expect that these adjustments will result in a substantial increase in the percentage of our fully diluted capitalization (i.e., our outstanding shares of common stock together with options, restricted stock units and other derivatives and the Notes, which may result in the issuance of shares of our common stock) outstanding and that may be issuable under the Plans and issuable upon conversion of the Notes. Such increases in our “overhang” will result in significant dilution to our stockholders and may adversely affect the trading price for our common stock and the Notes.

If the Proposed SunPower Spin-Off is completed, we believe that separating ourselves from SunPower will facilitate our access to the capital markets as well as increase the aggregate value of the Company, which should help the Company more efficiently acquire needed assets and services and should enable the Company to more effectively utilize stock-based compensation by strengthening the link between performance and such stock-based compensation.

Note Hedge and Warrant Transactions

In connection with the initial offering of the Notes, we entered into convertible note hedge transactions with respect to our common stock with option counterparties covering the same amount of common stock that is issuable upon conversion of the Notes in order to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of our common stock at the time of exercise is greater than the conversion price of the Notes. In addition, at the same time we entered into warrant transactions in which we sold to the option counterparties warrants to acquire the same number of shares of our common stock underlying the Notes. After the purchase date for the Offer, we intend to terminate the convertible note hedge transactions and the warrant agreements with respect to the amount of Notes that are validly purchased by us in connection with the Offer (the “Hedge Unwind”). We expect to receive a payment in cash from the option counterparties with respect to such termination. To the extent that Notes are not tendered and validly accepted in the Offer, the convertible note hedging transactions and the warrants associated with such non-tendered Notes shall remain outstanding.

Other Plans and Arrangements.

As disclosed on a Form 8-K filed with the SEC on August 4, 2008, on August 1, 2008, we entered into a definitive agreement (the “Merger Agreement”) to acquire Simtek Corporation, or Simtek. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, we will commence a cash tender offer to purchase all of Simtek’s outstanding shares of common stock at a price per share of $2.60, net to the seller in cash, without interest (the “Simtek Transaction”). Reference is made to the Form 8-K filed with the SEC on August 4, 2008 for a more complete description of the Simtek Transaction, and the description above is qualified in its entirety by such reference. In addition, we intend to commence an offer to exchange outstanding restricted stock units for our common stock for restricted stock awards (the “RSU Exchange”), which we expect will conclude prior to the Proposed SunPower Spin-Off. On August 1, 2008 our board of directors also authorized us to sell up to 3,000,000 of the shares of Class B common stock of SunPower that we own (the “Stock Sale”). We intend to sell these shares in one or more transactions through a broker/dealer to fund in part our purchase of the Notes. On August 18, 2008, we sold 2,500,000 of such shares pursuant to Rule 144 of the Securities Act. The sale closed on August 21, 2008.

Option awards and restricted stock units (“RSUs”) outstanding as of the payment date for the proposed Spin Dividend are not entitled to receive the shares of Class B common stock of SunPower being distributed in the proposed Spin Dividend. As a result, our Board of Directors approved adjustments to the exercise prices of all outstanding stock option awards (and, as necessary to preserve intrinsic value, adjustments to the number of shares of common stock subject to such option awards) using a formula intended to preserve the intrinsic value of those awards. In addition, our Board of Directors has approved amendments to outstanding stock options that would: (i) allow optionees to early exercise their stock options and receive restricted stock having the same vesting schedule as the stock options; (ii) permit the net exercise of stock options. Our Board of Directors also has approved adjustments to the number of covered shares subject to outstanding RSUs using a formula to preserve the inherent value of such awards that would otherwise be lost due to the Spin Dividend. We sometimes refer to the adjustments to stock options and RSUs contemplated in this paragraph as the “Stock Option and RSU Adjustments.”

Our Board of Directors also approved a limited loan program to qualified employees (which will not include officers and directors) that would assist holders of options to pay the exercise price for options to convert unvested options into unvested restricted shares (the “Employee Loan Program”). The Employee Loan Program details are not yet finalized and the Company may use a third-party financial institution in connection with the Employee Loan Program. The Employee Loan Program is expected to be limited to $50 million in aggregate loans and, because the proceeds will be used to fund payment to the Company for option exercises, is not expected to require any cash outlays on the part of the Company.

Other than the Proposed SunPower Spin-Off, Simtek Transaction, Stock Option and RSU Adjustments, Employee Loan Program, Stock Sale, Hedge Unwind and RSU Exchange, we have no commitments or plans to consummate any acquisition or other extraordinary transaction (other than the Offer) at this time.

SunPower Agreement with Pacific Gas & Electric

On August 14, 2008, SunPower announced that its subsidiary, High Plains Ranch II, LLC, had entered into an agreement with Pacific Gas & Electric to develop a 250 MW solar power facility on 3.5 square miles in San Luis Obispo County’s California Valley. SunPower indicated that the project is expected to begin power delivery in 2010 and be fully operational in 2012. The project is contingent on a number of factors, including approval by the California Public Utility Commission, the receipt of all applicable permits, transmission access and upgrades, and full financing. In addition, delays or failures in extending the federal investment tax credit for renewable energy or enacting certain state property tax exemptions relevant to the project may delay or lead to the cancellation of the project.

Recent Securities Transactions

Other than as set forth below, based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to August 13, 2008.

Name	Number of Shares of Common Stock(1)	Acquisition (A) or Disposition (D)	Price Per Share ($)
T.J. Rodgers	200,000	A	8.3750
T.J. Rodgers	1,010	A	21.0375
Ahmad R. Chatila	984	A	21.0375
Christopher A. Seams	1,010	A	21.0375
Norman P. Taffe	1,010	A	21.0375
Dinesh Ramanathan	976	A	21.0375
Brad W. Buss	1,073	A	19.7965

(1)	All shares acquired pursuant to our Employee Stock Purchase Plan, except the exercise of a non-qualified stock option held by T.J. Rodgers to purchase 200,000 shares of Common Stock under the 1994 Stock Plan.

13.    Market and Trading Information.

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.

The Common Stock into which the Notes are convertible is listed on the New York Stock Exchange (“NYSE”), under the symbol “CY.” The following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of the Company’s Common Stock as reported on the NYSE.

Cypress Semiconductor Corporation	High	Low
2006
First Quarter	$18.79	$14.09
Second Quarter	$18.80	$13.40
Third Quarter	$17.95	$13.04
Fourth Quarter	$20.42	$15.92

2007
First Quarter	$20.04	$16.48
Second Quarter	$24.00	$18.54
Third Quarter	$29.65	$23.22
Fourth Quarter	$42.79	$28.49

2008
First Quarter	$36.50	$18.42
Second Quarter	$31.35	$23.75
Third Quarter (through August 25, 2008)	$31.73	$22.00

We did not pay any cash or other dividends during the last two fiscal years. We do not anticipate paying any cash dividends for the foreseeable future.

On July 17, 2008, we announced that our Board of Directors has authorized management to proceed with a proposed payment of a special dividend (the “Spin Dividend”) of most or all of the shares of Class B common stock we hold of SunPower Corporation (we call this transaction the “Proposed SunPower Spin-Off”) to holders of our common stock, with the objective of having the transaction completed by the end of 2008, or sooner if possible. On August 1, 2008, our Board of Directors held a meeting at which it provided management with authorization to take certain steps in anticipation of the Proposed SunPower Spin-Off, including the Stock Sale the Stock Option and RSU Adjustments, the Employee Loan Program, the RSU Exchange and the Offer. We have received a favorable Ruling from the Internal Revenue Service with respect to certain tax issues arising under Section 355 of the Internal Revenue Code in connection with the Proposed SunPower Spin-off. Our Board of Directors has not definitively determined to effect such a distribution and has not established a record date for the distribution to our stockholders of a dividend of SunPower shares. The Proposed SunPower Spin-Off is subject to our completion of a number of actions and the satisfaction of certain conditions, including final approval by our Board of Directors, and no assurance can be given that the Proposed SunPower Spin-Off will be completed. In addition, no assurance can be given as to the number of shares which may be distributed, the costs or effects on us and/or SunPower of effecting a spin-off, or the impact of the Proposed SunPower Spin-Off on trading prices for our and/or the SunPower common stock or our employee equity plans and convertible debt. In addition, our Board of Directors may reconsider the proposed distribution under certain circumstances, including if a significant change in the trading price of either our or SunPower’s common stock were to occur. Any decision not to pursue the Proposed SunPower Spin-Off could adversely affect the trading price for our common stock.

On August 25, 2008, the last reported sale price of our Common Stock on the NYSE was $30.98 per share. As of July 31, 2008, there were approximately 151,587,961 shares of our Common Stock outstanding. We urge you to obtain a current market price for our common stock before deciding whether to tender your Notes.

As a convenience to help in your determination whether to tender your Notes in this Offer or to continue to hold the Notes, the following table sets forth, for the fiscal quarters indicated, the high and low intraday sale prices of SunPower’s Class A common stock as reported on the Nasdaq Global Select Market. On August 25, 2008, the last reported sale price of SunPower’s Class A common stock on the Nasdaq Global Select Market was

$92.94. The Class B common stock proposed to be distributed in the Proposed SunPower Spin-Off would trade separately from the Class A common stock on the Nasdaq Global Select Market. In addition, the Class B common stock has eight votes per share and the Class A common stock only has one vote per share. There can be no assurance that the market price for the Class B common stock proposed to be distributed in the Proposed SunPower Spin-Off would approximate the market price for the Class A common stock.

SunPower Corporation	High	Low
2006
First Quarter	$45.09	$29.08
Second Quarter	$42.00	$24.60
Third Quarter	$34.25	$23.75
Fourth Quarter	$40.00	$26.35

2007
First Quarter	$48.11	$35.40
Second Quarter	$65.55	$45.84
Third Quarter	$86.93	$59.64
Fourth Quarter	$164.49	$81.50

2008
First Quarter	$134.34	$53.18
Second Quarter	$100.02	$70.76
Third Quarter (through August 25, 2008)	$97.39	$59.75

14.    Financial Statements.

Unaudited Pro forma Condensed Consolidated Financial Information

The following pro forma financial information is provided for illustrative and comparative purposes only and is not necessarily indicative of what will happen. This pro forma financial information is highly dependant upon the assumptions underlying its preparation, which are discussed further below under “Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.”

The following table sets forth summary unaudited pro forma condensed consolidated financial data for Cypress for the year ended December 30, 2007 and the six months ended June 29, 2008 and our financial position as of June 29, 2008. This summary unaudited pro forma condensed consolidated financial data gives effect to:

•	the Offer to purchase the Notes for cash, assuming we purchase $531,250,000 aggregate principal amount of Notes outstanding at an assumed price of $1,600 per $1,000 principal amount of Notes;

•	the loss on the extinguishment of the Notes;

•	the sale of 2.5 million of our shares of SunPower’s class B common stock at an average price of $88.99 per share with proceeds of $222 million;

•	the spin-off of our remaining ownership interest in SunPower via a non-taxable dividend distribution to our stockholders, although we may determine not to proceed with this distribution;

•	the settlement of all intercompany accounts; and

•	the recording of certain other adjustments.

The summary unaudited pro forma condensed consolidated statements of operations for the year ended December 30, 2007 and for the six months ended June 29, 2008 give effect to the transactions as if they had occurred on January 1, 2007. The summary unaudited pro forma consolidated balance sheet gives effect to these transactions as if they had occurred on June 29, 2008.

We recently announced our plans to acquire Simtek Corporation, (“Simtek”) in an all cash transaction for $2.60 per share of common stock, or an aggregate value of approximately $46 million (including the value of Simtek shares held by us). The transaction is expected to close in the fourth quarter of fiscal 2008. However, the foregoing pro forma financial information does not take into account the impact of this transaction as information is not readily available to accurately assess the impact of this transaction on the unaudited pro forma condensed consolidated financial data.

Our 1994 and 1999 stock plans, as amended, do not automatically provide for antidilution adjustments to our outstanding employee equity awards in the event of certain changes to our capitalization structure, including the Proposed SunPower Spin-Off. If the Proposed SunPower Spin-Off were to occur, outstanding employee equity awards may decrease in value, perhaps substantially. Consequently, the Board of Directors has determined it to be appropriate to exercise the discretion reserved in the Plans to make appropriate proportionate adjustments to the outstanding awards to offset the potential decrease in value of outstanding employee equity awards in the event of the Proposed SunPower Spin-Off. As a result of this discretionary proportionate adjustment we will record a material Statement of Financial Accounting Standards No. 123R (“FAS123R”) compensation charge for the difference between the fair value of the employee equity awards pre- and post- spin-off.

In addition, the following pro forma financial information does not reflect net income (loss) per share on either a basic or diluted basis. This is because (i) the numbers of our outstanding basic and diluted shares that may be outstanding following the completion of our Proposed SunPower Spin-Off would be dependant upon numerous factors, many of which are outside of our control and, as such, are extremely difficult to estimate, and (ii) the amount of compensation expense we will incur under FAS123R for the Stock Option and RSU Adjustments in connection with the Proposed SunPower Spin-Off is dependent on numerous factors, is extremely difficult to estimate, but is expected to be material. As a result, we believe any estimate we might make of pro forma basic or diluted shares outstanding or pro forma net income (loss) per share bears a substantial risk of being misleading or inaccurate. We expect our fully diluted share count to increase significantly.

A primary reason that pro forma basic or diluted shares outstanding are difficult to estimate is that equity awards and shares reserved for issuance under our 1994 and 1999 Stock Plans would be adjusted in connection with our Proposed SunPower Spin-Off. Factors that will affect the magnitude of this adjustment include:

•

The ratio between the trading price for our common stock prior to the Proposed SunPower Spin-Off and after the Proposed SunPower Spin-Off, which would be used to determine the level of adjustment under these plans;

•

The price of our common stock following the Proposed SunPower Spin-Off and its relationship to the strike prices of outstanding awards under these plans, as adjusted, which would affect the calculation of our fully diluted shares outstanding under the treasury stock method;

•	The number of options, restricted stock awards and restricted stock units outstanding under these plans at the time of the Proposed SunPower Spin-Off;

•	The number of outstanding options under these plans that are exercised prior to the Proposed SunPower Spin-Off;

•	The number of restricted stock units outstanding under these plans that are exchanged for shares of restricted stock under our proposed RSU Exchange;

•	The impact of options that are early exercised prior to vesting and thus converted to restricted stock; and

•	The impact of options that are exercised with a net exercise feature.

It is additionally difficult to estimate pro forma diluted shares outstanding because we do not know:

•	The number of Notes that may be converted prior to, or in connection with, the Proposed SunPower Spin-Off, and whether we will settle a portion of such conversions in our common stock; and

•	The impact of any adjustments to the conversion rate of the Notes as a result of any payment of Make-Whole Shares in our common stock.

This information should be read in conjunction with our Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2008 and June 29, 2008, each incorporated by reference into this Offer to Purchase.

The unaudited pro forma condensed consolidated financial data has been included for informational and comparative purposes only and is not necessarily indicative of the Company’s future performance or what our results of operations would have been if we had operated as a separate company during the periods presented, or if the transactions reflected therein had actually occurred at the dates contemplated in the pro forma calculations or at any other dates.

CYPRESS SEMICONDUCTOR CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	June 29, 2008	Tender Offer(1)	Hedge and Warrant Settlement(1)	Cypress June 29, 2008	Less SunPower Standalone June 29, 2008	Sale of SunPower Shares(2)	Effects of Dividend Distribution(3)	Pro forma
				ADJUSTED
ASSETS
Cash and cash equivalents	$818,454	(800,000)	28,267	$46,721	$227,864	222,472		$41,329
Short-term investments	202,311	(50,000)		152,311	37,233			115,078
Accounts receivable, net	354,954			354,954	249,459			105,495
Inventories, net	329,446			329,446	200,268			129,178
Other current assets	264,347			264,347	196,973		5,409	72,783

Total current assets	1,969,512			1,147,779	911,797			463,863

Property, plant and equipment, net	777,111			777,111	451,969			325,142
Goodwill	545,719			545,719	195,930			349,789
Intangible assets, net	52,862			52,862	45,623		(3,316)	3,923
Investment in SunPower	—			—	—	(30,427)	30,427	—
Other assets	318,378			318,378	222,644			95,734

Total Assets	$3,663,582			$2,841,849	$1,827,963			$1,238,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$240,928			$240,928	$187,847			$53,081
Accrued compensation and employee benefits	64,626			64,626	12,463			52,163
Deferred revenue less cost of revenue	49,955			49,955	33,074			16,881
Income taxes payable	25,942			25,942	15,316			10,626
Convertible debt	799,994	(531,250)		268,744	200,000			68,744
Other current liabilities	178,254			178,254	94,959		5,409	88,704

Total current liabilities	1,359,699			828,449	543,659			290,199
Convertible debt	225,000			225,000	225,000			—
Deferred income taxes and other tax liabilities	41,764			41,764	9,285			32,479
Other long-term liabilities	79,814			79,814	81,841			(2,027)

Total liabilities	1,706,277			1,175,027	859,785			320,651
Minority interest	426,192			426,192	—		(426,192)	—
Stockholders’ equity	1,531,113	(318,750)	28,267	1,240,630	968,178	192,045	453,303	917,800

Total liabilities and stockholders’ equity	$3,663,582			$2,841,849	$1,827,963			$1,238,451

CYPRESS SEMICONDUCTOR CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(Unaudited)

	Twelve Months Ended December 30, 2007	Tender Offer(1)	Interest Forgone(2)	Subtotal	Less SunPower Standalone(3)	Other(3)	Pro forma
Revenues	$1,596,387			$1,596,387	$774,790		$821,597
Cost of revenues	1,048,005			1,048,005	602,135		445,870

Gross margin	548,382			548,382	172,655		375,727
Operating expenses (credits):
Research and development	187,803			187,803	13,563		174,240
Selling, general and administrative	298,693			298,693	104,567	419	194,545
Amortization of acquisition-related intangibles	36,441			36,441	28,540		7,901
Impairment of acquisition-related intangibles	14,068			14,068	14,068		—
In-process research and development charge	9,575			9,575	9,575		—
Impairment related to synthetic lease	7,006			7,006	—		7,006
Gains on divestitures	(17,958)			(17,958)	—		(17,958)
Restructuring charges	583			583	—		583

Total operating expenses, net	536,211			536,211	170,313		366,317

Operating income	12,171			12,171	2,342		9,410
Interest and other income (expense), net	386,106	13,788	(31,132)	368,762	940		367,822

Income before income tax and minority interest	398,277			380,933	3,282		377,232
Income tax benefit (provision)	314			314	5,920		(5,606)
Minority interest, net of tax	(4,291)			(4,291)	(4,309)		18

Net income	$394,300			$376,956	$4,893		$371,644

CYPRESS SEMICONDUCTOR CORPORATION

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(Unaudited)

	Six Months Ended June 29, 2008	Tender Offer(1)	Interest Forgone(2)	Subtotal	Less SunPower Standalone(3)	Other(3)	Pro forma
Revenues	$1,034,414			$1,034,414	$656,452		$377,962
Cost of revenues	700,068			700,068	503,982		196,086

Gross margin	334,346			334,346	152,470		181,876
Operating expenses:
Research and development	98,997			98,997	9,455		89,542
Selling, general and administrative	192,960			192,960	74,835	155	118,280
Amortization of acquisition-related intangibles	11,818			11,818	8,351	(150)	3,317
Restructuring charges	4,370			4,370	—		4,370

Total operating expenses, net	308,145			308,145	92,641		215,509
Operating income (loss)	26,201			26,201	59,829		(33,633)
Interest and other income (loss), net	7,041	4,036	(10,157)	920	1,608		(688)

Income (loss) before income tax and minority interest	33,242			27,121	61,437		(34,321)

Income tax benefit (provision)	(8,054)			(8,054)	(20,072)		12,018
Minority interest, net of tax	(18,091)			(18,091)	(18,155)		64

Net income (loss)	$7,097			$976	$23,210		$(22,239)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Pro forma Condensed Consolidated Balance Sheet—Notes

(1) This adjustment is to record the cash payment of $850 million for the Offer offset by the net proceeds of $28 million from the early settlement of the convertible note hedge and the warrants that were sold at the time of the issuance of the Notes. It also reflects the impact to stockholders’ equity from recording a loss on the extinguishment of the Notes of approximately $319 million, as a result of the premium paid to the holders of the Notes, offset by an $28 million increase to stockholders’ equity resulting from the early settlement of the convertible note hedge and the warrants.

(2) This adjustment represents the sale of a portion of our existing ownership in SunPower in order to facilitate the Offer and provide an adequate level of working capital. The pro forma amounts are based on our recent sale of 2.5 million shares of SunPower’s class B common stock at an average price of $88.99 per share with proceeds of $222 million and a cost basis of $30 million. It also reflects the impact to stockholders’ equity from recording a gain on sale of $192 million.

(3) This adjustment represents the recording of the elimination of our minority interest in SunPower and the proposed Spin Dividend of the book basis of our remaining ownership in SunPower as if the dividend took place on January 1, 2007. This adjustment includes the elimination of intangible assets totaling $3.3 million related to our ownership interest in SunPower. This adjustment also includes the recording of an intercompany receivable to us from SunPower of approximately $5.4 million related to existing service and separation agreements.

Pro forma Consolidated Statement of Operations—Notes

(1) This adjustment assumes no interest expense, totaling $4.1 million in fiscal 2007 and $2.7 million in fiscal 2008, was incurred during the periods presented, as the unaudited pro forma condensed consolidated financial data reflects the extinguishment of our Notes in fiscal 2007. In addition, the adjustment reverses the expensing of previously recognized debt issuance costs associated with such Notes in fiscal 2007 and 2008.

(2) This adjustment represents the interest income foregone during the periods presented assuming the use of cash to purchase the Notes offset by the proceeds and interest income earned related to the sale of a portion of our existing ownership in SunPower as if it had occurred on January 1, 2007.

(3) These adjustments reflect the elimination of the historical operations of SunPower. These adjustments also assume that certain expenses totaling approximately $419,000 in fiscal 2007 and $155,000 in fiscal 2008, previously charged to SunPower as part of existing service and separation agreements, will remain with Cypress. In addition, these adjustments include the elimination of the amortization of intangible assets of approximately $150,000 from our increased ownership interest in SunPower due to its treasury share activity.

15.    The Dealer Manager, Depositary and Information Agent.

Dealer Manager. The Company has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the Offer. In its capacity as Dealer Manager, Credit Suisse Securities (USA) LLC may contact Holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Company has agreed to pay the Dealer Manager a customary fee for its services as Dealer Manager in connection with the Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. The Company has agreed to indemnify Credit Suisse Securities (USA) LLC against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Offer or its engagement as Dealer Manager.

From time to time, the Dealer Manager may trade securities of the Company and SunPower for its own account or for the accounts of its customers and, accordingly, may hold long or short positions in the Notes and other securities of the Company and SunPower at any time.

Credit Suisse and its affiliates have provided investment banking, commercial banking and financial advisory services to the Company, SunPower and their respective affiliates in the ordinary course of business, for which they have received customary fees, commissions and reimbursement of expenses. Credit Suisse and its affiliates have provided, and may provide in the future, investment banking and other financial services to the Company, SunPower and their respective affiliates, for which they have received, and would receive, customary compensation.

The Depositary and the Information Agent. The Company has retained U.S. Bank National Association to act as the Depositary and Georgeson Inc. to act as the Information Agent in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase.

The Company will pay the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Depositary and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for information or additional copies of this Offer to Purchase and the Letter of Transmittal should be directed to the Information Agent or the Dealer Manager at their respective addresses and toll-free numbers on the back cover of this Offer to Purchase.

16.    Solicitation.

Directors, officers and employees of either the Company or its affiliates, the Information Agent and the Dealer Manager may contact Holders by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer to Purchase and related materials to beneficial owners of the Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

17.    Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Notes as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition of Notes as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Notes tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Notes if any of the conditions in Section 10 have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Notes tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Notes tendered. See Section 10, “Conditions of the Offer.”

18.    Fees and Expenses.

Tendering Holders who hold Notes registered in their own names and who tender their Notes directly to the Depositary will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Dealer Manager, the Information Agent or the Depositary or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Notes by the Company pursuant to the Offer. If you hold your Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. The Company will pay all fees and expenses of the Dealer Manager, the Depositary and the Information Agent in connection with the Offer.

The Company will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. The Company will not, however, pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) in connection with the solicitation of tenders of Notes pursuant to the Offer.

19.    Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders of Notes residing in that jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Purchase.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR NOTES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

CYPRESS SEMICONDUCTOR CORPORATION

August 26, 2008

The Letter of Transmittal and certificates representing Notes, and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below. To confirm delivery of the Notes, Holders are directed to contact the Depositary. Holders submitting certificates representing Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Notes will not be accepted.

The Depositary for the Offer is:

U.S. Bank National Association

By Mail:	By Hand Delivery or Overnight Courier:	By Facsimile Transmission:

U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attn: Shaunda Skarda	U.S. Bank National Association West Side Flats Operations Center 60 Livingston Avenue St. Paul, MN 55107 Attn: Shaunda Skarda	(651) 495-8158 Attn: Shaunda Skarda

Confirm Receipt by Calling: (651) 495-3513

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective toll-free numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (866) 257-5448

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, NY 10010

Toll Free: (888) 537-0428

Attention: Scott Delgado